Press Release

Crosstex Energy Announces Offering of Common Units
DALLAS, Nov. 14 /PRNewswire-FirstCall/ — Crosstex Energy, L.P. (Nasdaq: XTEX) (the Partnership) announced today that it has filed with the SEC a preliminary prospectus supplement for an offering of 3,500,000 common units representing limited partner interests. The Partnership also granted a 30-day option to the underwriters to purchase up to 525,000 additional common units.
The Partnership will use the net proceeds from this offering to repay a portion of the outstanding indebtedness under its credit facility. Borrowings under the credit facility during 2005 were used to refinance the Partnership’s prior revolving credit facility and for capital projects and acquisitions, including the acquisition of El Paso Corporation’s natural gas processing and liquids business in South Louisiana which closed on November 1.
Lehman Brothers Inc. is acting as sole book-running manager for the offering. The co-managing underwriters participating in the offering are A.G. Edwards & Sons, Inc., Goldman, Sachs & Co, Wachovia Capital Markets, LLC, Raymond James & Associates, Inc., RBC Capital Markets Corporation, KeyBanc Capital Markets, a division of McDonald Investments Inc., and Harris Nesbitt Corp. A copy of the preliminary prospectus supplement can be obtained from any of the underwriters, including Lehman Brothers, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11714, (631) 254-7106.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the limited partner interests described in this press release, nor shall there be any sale of these limited partner units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offer is being made only through the prospectus as supplemented, which is part of a shelf registration statement that became effective on July 7, 2004.
Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, nine processing plants, four fractionators and approximately 111 natural gas amine treating plants. Crosstex currently provides services for approximately 2.6 Bcf/day of natural gas.
Crosstex Energy, Inc. (Nasdaq: XTXI) owns the two percent general partner interest, a 44 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com.
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included herein constitute forward-looking statements. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.